Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
February 28, 2007
among
HYPERION SOLUTIONS CORPORATION
ORACLE CORPORATION
and
HOTROD ACQUISITION CORPORATION

TABLE OF CONTENTS1

		Page
ARTICLE 1
Definitions

Section 1.01.	Definitions	2
Section 1.02.	Other Definitional and Interpretative Provisions	9

ARTICLE 2
The Offer

Section 2.01.	The Offer	10
Section 2.02.	Company Action	12
Section 2.03.	Directors	13
Section 2.04.	90% Top-Up Option	15

ARTICLE 3
The Merger

Section 3.01.	The Closing.	15
Section 3.02.	The Merger	16
Section 3.03.	Conversion of Shares	16
Section 3.04.	Surrender and Payment	17
Section 3.05.	Dissenting Shares	18
Section 3.06.	Company Stock Options; Restricted Share Awards; ESPP	18
Section 3.07.	Adjustments	20
Section 3.08.	Withholding Rights	20
Section 3.09.	Lost Certificates	20

ARTICLE 4
The Surviving Corporation

Section 4.01.	Certificate of Incorporation	21
Section 4.02.	Bylaws	21
Section 4.03.	Directors and Officers	21

ARTICLE 5
Representations and Warranties of the Company

Section 5.01.	Corporate Existence and Power	21
Section 5.02.	Corporate Authorization	22
Section 5.03.	Governmental Authorization	22
Section 5.04.	Non-contravention	22

[1]	The Table of Contents is not a part of this Agreement.

i

INDEX OF ANNEXES

Annex I	Conditions to the Offer

INDEX OF EXHIBITS

Exhibit A	Form of Tender and Support Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 28, 2007 among Hyperion Solutions Corporation, a Delaware corporation (the “Company”), Oracle Corporation, a Delaware corporation (“Parent”), and Hotrod Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
     WHEREAS, it is proposed that Merger Subsidiary shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares (the “Company Shares”) of Company Common Stock (as defined herein), including the associated Company Rights (but excluding any Company Restricted Shares, each as defined herein), at a price of $52.00 per share (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth herein;
     WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Subsidiary will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;
     WHEREAS, the Board of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deems it advisable and in the best interests of their respective stockholders to consummate the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Tender and Support Agreement substantially in the form attached as Exhibit A (the “Tender and Support Agreement”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
Definitions
     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company (measured by the lesser of book or fair market value thereof), or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule or regulation enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Closing Date” means the date of Closing.
     “Code” means the Internal Revenue Code of 1986.
     “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2006.
     “Company Balance Sheet Date” means December 31, 2006.
     “Company Board” means the Board of Directors of the Company.
     “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.
     “Company IP” means all Intellectual Property Rights owned or exclusively controlled by the Company and/or any of its Subsidiaries.
     “Company Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising out of (A) any adverse effect (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement, pendency or consummation of the Offer or the Merger, (B) general economic, market or political conditions (including acts of terrorism or war or other force majeure events) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure of the Company or any of its Subsidiaries to take any action as a result of Parent’s refusal to grant its consent to such action pursuant to Section 7.01, (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that, except as set forth in clauses (A), (B), (C), (D), (E), (G) or (H) of this definition, any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company

Material Adverse Effect has occurred), (G) any Proceeding made or brought by any holder of Company Shares (on any holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger), or (H) any information or adverse effect arising out of or related to compliance with Section 7.09.
     “Company Restricted Share” means a restricted share of Company Common Stock issued pursuant to any of the Company Stock Plans that remains unvested.
     “Company Restricted Share Unit” means a deferred share unit or restricted stock unit granted pursuant to any of the Company Stock Plans pursuant to which any Company Common Stock remains unissued or unvested.
     “Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.
     “Company Rights Agreement” means the Rights Agreement dated as of June 15, 1998 between the Company and Equiserve Trust Company, N.A. (f.k.a. Bank Boston, N.A.), as Rights Agent thereunder.
     “Company Software Products” means (i) all software products sold or offered for sale by the Company or any of its Subsidiaries and (ii) all other software products proprietary to the Company or any of its Subsidiaries that are used in the conduct of their respective businesses. Notwithstanding the foregoing, the term “Company Software Products” shall not include any third party software sold by the Company or any of its Subsidiaries on a stand-alone basis.
     “Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “Environmental Law” means any Applicable Law or any binding agreement with any Governmental Authority governing or relating to the environment or Hazardous Substances (including as such matters relate to human health and safety).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) Nasdaq.
     “Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property (other than trade payables and other current liabilities arising in the ordinary course of business), or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person; provided, however, that Indebtedness shall not include any inter-company indebtedness between the Company and any of its wholly-owned Subsidiaries or between any of the Company’s wholly-owned Subsidiaries.
     “Intellectual Property Rights” means all worldwide rights in (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) computer software, data, databases, files, and documentation and other materials related to the foregoing, (viii) trade secrets and confidential, technical and business information, (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (x) all other intellectual property or proprietary rights, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “IT Assets” means all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset (but excluding (i) licenses and other agreements related to Intellectual Property Rights which are not intended to secure an obligation, (ii) any obligation to accept returns of inventory, and (iii) any obligation arising by reason of restrictions on transfer under federal, state and foreign securities laws). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Nasdaq” means The Nasdaq Stock Market.
     “1933 Act” means the Securities Act of 1933.
     “1934 Act” means the Securities Exchange Act of 1934.
     “Order” means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.
     “Parent Stock” means the common stock, par value $0.01 per share, of Parent.
     “Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) Liens (other than those securing Indebtedness) incurred in the ordinary course of business consistent with past practice which do not materially interfere with any present use of the property or assets to which such Lien relates.

     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.
     “Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel (but excluding non-inter-partes, normal course prosecution proceedings before the U.S. Patent and Trademark Office, U.S. Copyright Office and other IP registries).
     “Registered IP” means all U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, including intent-to-use applications, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet number assignments, and (v) other Intellectual Property Rights that are the subject of an application, certificate, filing, or registration issued or filed with, any Governmental Authority, in the case of each of clauses (i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.
     “Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
     “Superior Proposal” means any bona fide, written Acquisition Proposal which did not result from a breach of Section 7.03 made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith by a majority vote, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and other conditions to consummation, (i) is more favorable and provides greater value to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement or the Offer proposed by Parent in response to such Superior Proposal or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party or reasonably determined to be available by the Company Board), and (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal.
     “Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	7.03	(a)
Agreement	Preamble
Board Recommendation	2.02	(a)
Capex Budget	7.01	(e)
Certificates	3.04	(a)
Closing	3.01
Company	Preamble
Company Bylaws	5.01
Company Certificate of Incorporation	4.01
Company Compensation Approvals	5.16	(l)
Company Compensation Arrangement	5.16	(l)
Company Disclosure Documents	5.09	(a)
Company Employee Plan	5.16	(a)
Company ESPP	3.06	(a)
Company SEC Documents	5.07	(a)
Company Securities	5.05	(c)
Company Shares	Recitals
Company Stock Option	3.06	(a)
Company Stock Plan	3.06	(a)
Company Subsidiary Securities	5.06	(c)
Compensation Committee	5.16	(l)
Confidentiality Agreement	7.03	(b)
Continuing Director	2.03	(b)
Dissenting Shares	3.05
Effective Time	3.02	(a)
Employee Plan	5.16	(a)

Term	Section
Employment Compensation Arrangement	5.16	(l)
End Date	11.01	(b)
ESPP	3.06	(d)
Exchange Agent	3.04	(a)
Foreign Competition Laws	5.03
Grant Date	5.05	(d)
Indemnification Agreements	8.03	(a)
Indemnified Person	8.03	(a)
Insurance Policies	5.18	(a)
International Plans	5.16	(k)
Leased Real Property	5.21	(b)
Material Contract	5.14	(b)
Merger	Recitals
Merger Certificate	3.02	(a)
Merger Consideration	3.03	(a)
Merger Subsidiary	Preamble
Minimum Condition	2.01	(a)
Necessary IP Rights	5.20	(a)
90% Top-Up Option	2.04	(a)
90% Top-Up Option Shares	2.04	(a)
Offer	Recitals
Offer Documents	2.01	(b)
Offer Price	Recitals
Option Exchange Ratio	3.06	(a)
Parent	Preamble
Parent Restricted Shares	3.06	(b)
Proxy Statement	5.09	(a)
Publicly Available Software	5.20	(h)
Schedule 14D-9	2.02	(b)
Schedule TO	2.01	(b)
Stockholder Approval	5.02	(a)
Stockholder Meeting	7.02	(a)
Subsequent Offering Period	2.01	(a)
Surviving Corporation	3.02	(b)
Tax	5.15	(i)
Tax Asset	5.15	(i)
Tax Return	5.15	(i)
Tax Sharing Agreements	5.15	(i)
Taxing Authority	5.15	(i)
Uncertificated Shares	3.04	(a)
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a party’s “knowledge” are references to the actual knowledge of (i) the current executive officers of that party and (ii) with respect to the Company, the employees of the Company and/or any of its Subsidiaries listed on Section 1.02 of the Company Disclosure Schedule, to the extent any such employee is not an executive officer of the Company.
ARTICLE 2
The Offer
     Section 2.01. The Offer. (a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof (and in any event no later than five Business Days after the date hereof), Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Shares that, together with the Company Shares then directly or indirectly owned by Parent, represents at least a majority of all Company Shares then outstanding (the “Minimum Condition”) and to the other conditions set forth in Annex I. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by the Company in writing, (i) the Minimum Condition may not be waived, (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of Company Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, or otherwise amends or modifies the Offer in any manner materially adverse to the holders of Company Shares, and (iii) the Offer may not be extended except as set forth in this Section 2.01(a). Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the 1934 Act) after the date that the Offer is commenced. Merger Subsidiary shall extend the Offer (1) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions, (y) the reasonable determination by Parent that any such condition to the Offer is not capable of being satisfied on or prior to the End Date, provided that the inability to satisfy such condition does not result from any breach of any provision of this Agreement by Parent or Merger Subsidiary, and (z) the End Date, and (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law. Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act, if, as of the commencement of each such period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Company Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253(a) of Delaware Law. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for, as promptly as practicable, all Company Shares (A) validly tendered and not withdrawn pursuant to the Offer after the final expiration of the Offer and/or (B) validly tendered in any Subsequent Offering Period. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes.
     (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of Company Shares. The Company shall promptly furnish to Parent and Merger Subsidiary in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Subsidiary for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary shall promptly provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications, and (B) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.
     Section 2.02. Company Action. (a)(i) The Company hereby consents to the Offer and represents that at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (A) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (C) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, and (D) recommending that the Company’s stockholders accept the Offer, tender their Company Shares to Merger Subsidiary pursuant to the Offer and grant the Stockholder Approval (such recommendation, the “Board Recommendation”). (ii) The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with

Section 7.03(b), the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Merger Subsidiary shall treat the information contained in such labels, listing or files and any additional information referred to in the preceding sentence in accordance with the terms and conditions of the Confidentiality Agreement.
     (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Company Shares, in each case, as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03(b), shall reflect the Board Recommendation. Each of Parent and Merger Subsidiary shall promptly furnish to the Company in writing all information concerning Parent and Merger Subsidiary that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall promptly provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
     Section 2.03. Directors. (a) Effective upon the acceptance for payment of any Company Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (x) the total number of directors on the Company

Board (giving effect to the election of any additional directors pursuant to this Section), and (y) the percentage that the number of Company Shares beneficially owned by Parent and/or Merger Subsidiary (including Company Shares accepted for payment) bears to the total number of Company Shares outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall take all action necessary to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case to the fullest extent permitted by Applicable Law. Notwithstanding the foregoing, until Parent and/or Merger Subsidiary acquires a majority of the outstanding Company Shares on a fully diluted basis, the Company shall use its reasonable best efforts to ensure that all of the members of the Company Board and such committees and boards as of the date hereof who are not employees of the Company shall remain members of the Company Board and such committees and boards.
     (b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.
     (c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Continuing Directors”) (or the approval of the sole Continuing Director if there shall be only one Continuing Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, including any decrease in or change of form of the Merger Consideration, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and any amendment or change to Section 8.03. Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by the action of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one Continuing Director).
     Section 2.04. 90% Top-Up Option. (a) The Company hereby irrevocably grants to Merger Subsidiary an option (the “90% Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 2.04, to purchase that number of Company Shares (the “90% Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares directly or indirectly owned by Parent at the time of such exercise, shall constitute one share more than 90% of the Company Shares then outstanding (taking into account the issuance of the 90% Top-Up Option Shares) at a price per share equal to the Offer Price; provided that in no event shall the 90% Top-Up Option be exercisable for a number of Company Shares (i) that would require the Company to obtain stockholder approval under Applicable Law, or (ii) in excess of the Company’s then authorized and unissued shares of Company Common Stock (giving effect to Company Shares reserved for issuance under the Company Stock Plans as if such shares were outstanding).
     (b) Merger Subsidiary may exercise the 90% Top-Up Option, in whole but not in part, at any time after the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.
     (c) Parent and Merger Subsidiary acknowledge that the Company Shares which Merger Subsidiary may acquire upon exercise of the 90% Top-Up Option will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Subsidiary represent and warrant to the Company that Merger Subsidiary is, or will be upon the purchase of the 90% Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the 1933 Act. Merger Subsidiary agrees that the 90% Top-Up Option and the 90% Top-Up Option Shares to be acquired upon exercise of the 90% Top-Up Option are being and will be acquired by Merger Subsidiary for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the 1933 Act).
ARTICLE 3
The Merger
     Section 3.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., San Francisco time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 10 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California 94025, unless another place is agreed to by the parties hereto.
     Section 3.02. The Merger. (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall file a certificate of merger (the “Merger Certificate”) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Merger Certificate is duly filed with the Delaware Secretary of State or at such later time as is specified in the Merger Certificate.
     (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.
     Section 3.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
     (a) except as otherwise provided in Sections 3.03(b), 3.03(c), 3.05 or 3.06(b), each Company Share outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted into the right to receive $52.00 in cash or any different amount as may have been paid per Company Share in the Offer, without interest (the “Merger Consideration”);
     (b) each Company Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary (whether pursuant to the Offer or otherwise) immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be canceled, and no payment shall be made with respect thereto;
     (c) each Company Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted into such number of shares of common stock, par value $0.001 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

     (d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and (in addition to shares referred to in Section 3.03(c)) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 3.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”). Promptly after the Effective Time, Parent shall pay to the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
     (b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.
     (e) Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 3.04(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 3.04(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.
     Section 3.05. Dissenting Shares. Notwithstanding Section 3.03, any Company Shares outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) (collectively, the “Dissenting Shares”) held by a holder who has not voted in favor of adoption of this Agreement or the Merger or consented thereto in writing and who has demanded appraisal for such Company Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Company Shares (together with the Company Rights attached to each such share) shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
     Section 3.06. Company Stock Options; Restricted Share Awards; ESPP. (a) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock, other than pursuant to the Company’s Employee Stock Purchase Plan (the “Company ESPP”), (each, a “Company Stock Option”) outstanding under any stock option or equity compensation plan or agreement (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted automatically at the Effective Time into an option to acquire shares of Parent Stock, on substantially the same terms and conditions as were applicable under such Company Stock Option (including vesting schedule and any acceleration of vesting, pursuant to any Company Employee Plan as in effect on the date hereof and set forth on Section 5.05(b) of the Company Disclosure Schedule), except that (i) the number of shares of Parent Stock subject to each such Company Stock Option shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Stock on Nasdaq over the ten trading days immediately preceding (but not including) the Closing Date (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock subject to each such Company Stock Option (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio. As soon as reasonably practicable following the Effective Time (and in no event later than 15 Business Days after the Effective Time), Parent shall deliver to each holder of a Company Stock Option an appropriate notice setting forth the terms of such assumption and conversion. With respect to any Company Stock Option that is an incentive stock option (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, the parties hereto intend that such assumption and conversion, to the extent reasonably practicable, shall conform to the requirements of Section 424(a) of the Code.
     (b) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) each Company Restricted Share outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted automatically into that number of restricted shares of Parent Stock (“Parent Restricted Shares”) equal to the Option Exchange Ratio (rounded down to the nearest whole share in respect of the aggregate number of Parent Restricted Shares into which the aggregate number of Company Restricted Shares owned by each holder thereof immediately prior to the Effective Time shall be so converted) and each Parent Restricted Share issued pursuant to this Section 3.06(b) shall remain subject to the same terms and conditions as were applicable under such Company Restricted Share (including vesting schedule and any acceleration of vesting, pursuant to any Company Employee Plan as in effect on the date hereof and set forth on Section 5.05(b) of the Company Disclosure Schedule) (and shall bear a legend containing the same restrictions on transferability), and (ii) each outstanding Company Restricted Share Unit shall be converted automatically into a substantially similar award for Parent Stock and shall remain subject to the same terms and conditions as were applicable under such Company Restricted Share (including vesting schedule and any acceleration of vesting, pursuant to any Company Employee Plan as in effect on the date hereof and set forth on Section 5.05(b) of the Company Disclosure Schedule), except that the number of shares of Parent Stock subject to each such assumed award shall be determined by multiplying the number of Company Shares subject to such Company Restricted

Share Unit by the Option Exchange Ratio (rounded down to the nearest whole share).
     (c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options and Company Restricted Stock Units and the issuance of Parent restricted Shares pursuant to this Section 3.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 3.06. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the Company Stock Options and Company Restricted Stock Units and the Parent Restricted Shares promptly following the Effective Time (and in no event later than 15 Business Days after the Effective Time) and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement for as long as such Company Stock Options, Company Restricted Stock Units or Parent Restricted Shares remain outstanding.
     (d) The Company shall take such actions as are necessary to (i) cause the exercise of each outstanding purchase right under the Company ESPP no less than five Business Days prior to the initial scheduled expiration of the Offer; (ii) provide that no further purchase period or offering period shall commence under the Company ESPP following the date hereof; and (iii) terminate the Company ESPP immediately prior to and effective as of the Effective Time.
     Section 3.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any stock split (including reverse stock split), or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
     Section 3.08. Withholding Rights. Each of Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 or 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. If Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
     Section 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the

Company Shares formerly represented by such Certificate, as contemplated under this Article 3.
ARTICLE 4
The Surviving Corporation
     Section 4.01. Certificate of Incorporation. The certificate of incorporation of the Company (the “Company Certificate of Incorporation”) shall be amended at the Effective Time as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.02. Bylaws. The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 4.03. Directors and Officers. From and after the Effective Time, except as otherwise duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 5
Representations and Warranties of the Company
     Subject to Section 12.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
     Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate of Incorporation and bylaws of the Company (“Company Bylaws”), as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board, held since January 1, 2004, as of the date hereof.

     Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, if required, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
     (b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company’s Board of Directors duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement and the Merger be submitted to the Stockholder Meeting, if required to consummate the Merger under Delaware Law, and (v) making the Board Recommendation.
     Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Certificate of Incorporation or the Company Bylaws, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries, or any Governmental Authorization affecting, or relating in any way to, the material assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of “Company Material Adverse Effect” shall be taken into account.
     Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (of which 300,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Company Rights). As of the close of business on February 27, 2007, (i) 59,178,935 Company Shares were issued and outstanding (of which an aggregate of 325,462 were Company Restricted Shares), (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 6,976,971 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 3,517,351 Company Shares were exercisable), (iv) an aggregate of 578,211 Company Shares were reserved for settlement of Company Restricted Share Units, (v) an aggregate of 9,651,198 Company Shares were reserved for settlement of authorized Company Stock Options, and (vi) an aggregate of 1,255,558 Company Shares were reserved for issuance under the Company ESPP. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.
     (b) Section 5.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on February 27, 2007, a complete and correct list of (i) all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the title, position and employee identity number of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such option, whether the option is intended to qualify as an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, and the form of Company Stock Option award agreement pursuant to which such option was granted, (ii) all outstanding Company Restricted Shares, including with respect to each such award, the title, position and employee identity number of the holder, the grant date and vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby), whether a Section 83(b) election was taken under the Code (if available) with respect to such Company Restricted Share, and the form of Company Restricted Share grant agreement pursuant to which such award was granted, and (iii) all outstanding Company Restricted Share Units, including with respect to each such award, the title, position and employee identity number of the holder, the grant date and vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby), and the form of Company Restricted Share Unit grant agreement pursuant to which such award was granted. The Company Stock Plans set forth on Section 5.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. All Company Stock Options, Company Restricted Shares and Company Restricted Share Units may, by their terms, be treated in accordance with Section 3.06.
     (c) Except, in the case of clauses (i)-(iv) below, (w) as set forth in this Section 5.05, (x) for changes since February 27, 2007, resulting from the exercise of Company Stock Options outstanding on such date and disclosed on Section 5.05(b) of the Company Disclosure Schedule, (y) for issuances of shares of Company Common Stock and grants of Company Stock Options expressly permitted under clauses (A) and (B) of Section 7.01(c)(i), or (z) for issuance of shares of Company Common Stock upon the exercise of purchase rights pursuant to the Company ESPP in accordance with Section 3.06(d), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its

Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) except as may be required by applicable securities laws and regulations, obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any Subsidiary of the Company.
     (d) With respect to the Company Stock Options, (i) each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Plan, the 1934 Act and all other Applicable Law, including the Nasdaq Marketplace Rules, and (iv) the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.
     Section 5.06. Subsidiaries. (a) Section 5.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. No Subsidiary of the Company would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X under the 1934 Act.
     (b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     (c) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
     (d) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).
     Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has made available to Parent through the Company’s filings with the SEC, complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended June 30, 2006, 2005 and 2004, (ii) its quarterly reports on Form 10-Q for its fiscal quarter ended September 30, 2006 and December 31, 2006 (iii) its proxy or information statements relating to meetings of the stockholders of the Company since June 30, 2006, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since June 30, 2006 (the documents referred to in this Section 5.07(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).
     (b) Since June 30, 2006, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.
     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
     (d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2004 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date hereof, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
     (f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.
     Section 5.08. Financial Statements; Internal Controls. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments, condensation or omission of certain information and footnote disclosure in the case of any unaudited interim financial statements).
     (b) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i)

that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 30, 2006 (nor, as of the date hereof, has any such deficiency or weakness been identified).
     (c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.
     (d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.
     (e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.
     Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Stockholder Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act. The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

     (b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.
     (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 5.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, (ii) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 7.01.
     Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:
     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto;
     (b) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby; and

     (c) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 5.12. Litigation. (a) There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its stockholders or Representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (b) Neither the Company nor any of its Subsidiaries is subject to any Order against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 5.13. Compliance with Applicable Law and Orders. (a) The Company and each of its Subsidiaries is and, since June 30, 2005 has been, in compliance with all Applicable Laws and Orders, and, to the knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any Applicable Law or Order, except such noncompliance, violations, liabilities or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since June 30, 2005 until the date hereof (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Applicable Law or Order.
     (b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted, except where the failure to have such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations, except where such defaults, violations or events have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 5.14. Material Contracts. (a) Section 5.14 of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is legally bound as of the date hereof:
     (i) (A) each of the 20 largest Contracts between the Company or any of its Subsidiaries and an end-user customer for the license of Company Software Products (determined on the basis of aggregate license revenues received by the Company and its Subsidiaries, taken as a whole, over the four consecutive fiscal quarter period ended December 31, 2006), (B) each of the 10 largest Contracts between the Company or any of its Subsidiaries and a non-end user customer, including any customer that embeds one or more Company Software Product into one or more product of such customer for the license of Company Software Products (determined on the basis of aggregate license revenues received by the Company and its Subsidiaries, taken as a whole, over the four consecutive fiscal quarter period ended December 31, 2006), and (C) each of the 10 largest Contracts between the Company or any of its Subsidiaries and a customer for the provision of services, including professional or consulting services, other than maintenance and support services provided solely in connection with licenses of Company Software Products (determined on the basis of aggregate revenues received by the Company and its Subsidiaries, taken as a whole, over the four consecutive fiscal quarter period ended December 31, 2006);
     (ii) except for the Contracts disclosed in clause (i) above, each Contract that involves license of Company Software Products, or performance of services (including maintenance and support services) by the Company or any of its Subsidiaries, providing for annual payments to the Company or any of its Subsidiaries of $1,000,000 or more (determined on the basis of aggregate payments to the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2006);
     (iii) (A) each of the 10 largest Contracts between the Company or any of its Subsidiaries and any licensor of Intellectual Property Rights, other than non-exclusive in-licenses for non-customized commercial off the shelf software that is generally available on standard terms, (determined on the basis of aggregate payments made by the Company and its Subsidiaries, taken as a whole, over the four consecutive fiscal quarter period ended December 31, 2006), and (B) each of the 10 largest Contracts between the Company or any of its Subsidiaries and any supplier (other than a licensor), including any supplier of outsourcing or development services, to the Company or any of its Subsidiaries, taken as a whole (determined on the basis of aggregate payments made by the including supplier of outsourcing services over the four consecutive fiscal quarter period ended December 31, 2006);

     (iv) each Contract that contains any exclusivity or non-competition provisions (A) restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which the Company has agreed to refrain from granting license or franchise rights to any other Person under Company IP, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or (B) which would have any such effect on Parent or any of its Affiliates after the consummation of the Offer or the Closing Date;
     (v) each Contract that (A) grants any exclusive license, exclusive supply or exclusive distribution agreement or other material exclusive rights, (B) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar material rights with respect to any product, service or Intellectual Property Rights, or (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar material provision;
     (vi) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code contingently or otherwise, for which license revenues to the Company or any of its Subsidiaries exceeded $500,000 (determined on the basis of aggregate payments to the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2006);
     (vii) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property Rights material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;
     (viii) each lease or sublease of real property and each lease or sublease of personal property providing for either (x) annual payments of $500,000 or more or (y) aggregate future payments of $2,500,000 or more to which the Company or any of its Subsidiaries is party as either lessor or lessee;
     (ix) each Contract relating to Indebtedness, except any such Contract with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

     (x) each Contract creating or granting a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;
     (xi) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any material loan, capital contribution to, or other investment in, any Person (other than any loan, capital contribution or other investment in any wholly-owned Subsidiary of the Company or extensions of credit made, and interests in marketable securities acquired, in the ordinary course of business consistent with past practices);
     (xii) each Contract under which the Company or any of its Subsidiaries has any material obligations that have not been satisfied or performed relating to the acquisition or disposition of all or any portion of any business of the Company (whether by merger, sale of stock, sale of assets or otherwise);
     (xiii) each Contract (i) (A) between the Company or any of its Subsidiaries and any Governmental Authority, or (B) between the Company or any of its Subsidiaries, as a subcontractor and any prime contractor to any Governmental Authority, or (ii) to the knowledge of the Company, financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;
     (xiv) each partnership, joint venture or other similar Contract or arrangement currently in effect (but excluding non-exclusive outbound or inbound partnering agreements (such as marketing, reselling, consulting, OEM and distributor agreements) entered into by the Company or any of its Subsidiaries in the ordinary course of business);
     (xv) each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that has an aggregate future liability in excess of $100,000 that is not terminable by the Company without notice and without cost to the Company;
     (xvi) each material Contract entered into in the last three years in connection with the settlement or other resolution of any Proceeding that has any continuing obligations, liabilities or restrictions or involved payment of more than $500,000; or
     (xvii) except for the Contracts disclosed above, each Contract currently in effect and required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act, or that is otherwise material to Company and its Subsidiaries, taken as a whole, and not entered into in the ordinary course of business consistent with past practice.
     (b) Each Contract disclosed in Section 5.14(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) is in full force and effect and is a valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract in any respect which would permit the Company or any of its Subsidiaries, on the one hand, or any other party thereto, on the other hand, to terminate such Material Contract, including with notice or lapse of time or both.
     (c) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.
     Section 5.15. Taxes. (a) All income, franchise and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.
     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended June 30, 2002 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no material Proceeding now pending or proposed in writing from a Taxing Authority against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset.
     (e) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.
     (f) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.
     (g) Section 5.15(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files income or franchise Tax Returns.
     (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any Person other than the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement to which any Person other than the Company or any of its Subsidiaries is also a party.
     (i) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets of the Company or any of its Subsidiaries).
     Section 5.16. Employee Benefit Plans. (a) Section 5.16 of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan” (as defined in Section 3(3) of ERISA) as of the date hereof, each material employment, severance or similar contract, plan, practice or policy providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, loans, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any U.S. employee or former U.S. employee of the Company or any of its Subsidiaries, and with respect to which the Company or any of its Subsidiaries has any liability (each, a “Company Employee Plan”). Copies of such Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with the most recent annual report and tax return prepared in connection with any such Company Employee Plan.
     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, or any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA.
     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

     (d) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan.
     (e) Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
     (f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan or International Plan.
     (g) There is no contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.
     (h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.
     (i) There has been no amendment to, written interpretation of or announcement by the Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.
     (j) There is no Proceeding pending, or, to the knowledge of the Company, threatened, against or involving any Employee Plan before any arbitrator or any Governmental Authority.

     (k) With respect to all Employee Plans of the Company and its Subsidiaries subject to the laws of any jurisdiction outside the United States (“International Plans”), (i) to the Company’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Laws, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book reserved based upon reasonable actuarial assumptions, and (iv) no liability which could be material to the Company and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such International Plans, other than to the extent reflected on the Company Balance Sheet.
     (l) On or prior to the date hereof, the Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved each Company Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Company Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act (an “Employment Compensation Arrangement”), and (ii) taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(3) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). The Company Board has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, “independent directors” as defined in the Nasdaq Marketplace Rules.
     Section 5.17. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to, bound by, or currently negotiating in connection with entering into, any collective bargaining agreement with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no material (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees, and during the last year there has not been any such lockout, strike, slowdown, work stoppage or threat thereof.
     Section 5.18. Insurance Policies. (a) Section 5.18(a) of the Company Disclosure Schedule lists as of the date hereof, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. The Company does not have any knowledge of any threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any Insurance Policy.
     (b) Section 5.18(b) of the Company Disclosure Schedule lists each material insurance claim, if any, made by the Company or any of its Subsidiaries since the Company Balance Sheet Date to the date hereof. To the knowledge of the Company, as of the date hereof, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 5.18(b) of the Company Disclosure Schedule.
     Section 5.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
     (i) no notice, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;
     (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations required by Environmental Law;
     (iii) neither the Company nor any of its Subsidiaries have caused any, and, to the knowledge of the Company, there has been no, release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

     (iv) to the knowledge of the Company, there are no liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.
     (b) For purposes of this Section 5.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
     Section 5.20. Intellectual Property; Computer Software. (a) The Company owns or otherwise holds the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Necessary IP Rights”, except where the failure to hold such rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not (i) restrict, encumber, impair or extinguish any material Necessary IP Rights in any material respect, or (ii) result in the creation of any material Lien with respect to any of the material Intellectual Property Rights owned or otherwise held by the Company or any of its Subsidiaries.
     (b) To the knowledge of the Company, there are no pending or threatened material Proceedings (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or its Subsidiaries or by any of its products or services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP, or of the Company’s or any of its Subsidiaries’ rights under the Necessary IP Rights, other than ordinary course correspondence between the Company and any patent, trademark, or copyright Governmental Authority in connection with the prosecution of any Registered IP. The Company and its Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (c) (i) The Company IP is not jointly owned by any Third Party and is free and clear of any Lien, and (ii) there are no material restrictions on the disclosure, use, license or transfer of the Necessary IP Rights, the Company IP or the Company Software Products, including any restrictions that would impair in any material respect Parent’s ability to operate the business immediately after the Effective Time, or that will cause the Necessary IP Rights owned by the Company, the Company IP or the Company Software Products to be forfeited or changed adversely in any material respect as a result of the transactions contemplated by this Agreement.

     (d) Section 5.20(d)(i) of the Company Disclosure Schedule contains a true and complete list in all material respects of all Registered IP as of the date of this Agreement. The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect the Registered IP. None of the material Registered IP has been adjudged invalid or unenforceable in whole or part and, to the knowledge of the Company, all Registered IP is valid and enforceable.
     (e) Section 5.20(e)(i) of the Company Disclosure Schedule contains as of the date of this Agreement, a true and complete list (in all material respects) of all material licenses and other material Contracts pursuant to which the Company or any Subsidiary is granted rights in any third-party Intellectual Property Rights (x) sold with or incorporated into any Company Software Product, or (y) used or held for use by the Company for any other purpose (excluding, for purposes of clause (y) only, any generally available software programs licensed by the Company on standard terms and used by Company or any of its Subsidiaries solely for internal purposes); provided that with respect to Publicly Available Software, this representation is made to the knowledge of the Company as of the date of this Agreement. Section 5.20(e)(ii) of the Company Disclosure Schedule contains as of the date of this Agreement, a true and complete list (in all material respects) of all agreements granting any third party any current or contingent material rights to further license, sell or otherwise distribute products or services other than for the Company or any of its Subsidiaries (e.g., other than any marketing, reseller, partner, OEM and distributor agreement for the Company or any of its Subsidiaries) utilizing the Company IP.
     (f) The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in confidential information and trade secrets and to protect any confidential information provided by any other Person under obligation of confidentiality. To the Company’s knowledge, the Company and its Subsidiaries have obtained from all parties (including current or former directors, officers or employees) who have created any portion of, or otherwise who would have any rights in or to, any Company IP or Company Software Product valid and enforceable written assignments of any such rights to the Company and its Subsidiaries.
     (g) Section 5.20(g) of the Company Disclosure Schedule contains a true and complete list of all Company Software Products.
     (h) To the knowledge of the Company, as of the date hereof, the Company and its Subsidiaries have not incorporated or otherwise used Publicly Available Software in a manner that would require, or condition the use or distribution of any Company Software Product on the disclosure, licensing or distribution of any source code for any material portion of such Company Software Product. “Publicly Available Software” means any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses.
     (i) No material portions of the source code for any Company Software Product have been released under any escrow agreement, and the consummation of the transactions contemplated by this Agreement will not cause a release of source code under any escrow agreement and there has been no release of source code under any escrow agreement; provided that with respect to Publicly Available Software, this representation is made to the knowledge of the Company as of the date of this Agreement.
     (j) To the knowledge of the Company, the Company Software Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation (as documented by the Company) of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”).
     (k) The Company and its Subsidiaries have not agreed to transfer ownership of, or to grant any exclusive license with respect to, any Company IP currently owned by the Company to any other Person.
     (l) No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, including any Company Software Product. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or its Subsidiaries to grant or offer to any other Person any license or right to such Company IP.
     (m) The IT Assets operate and perform in all material respects in a manner that permits the Company to conduct its business as currently conducted and, to the knowledge of the Company, no person has gained unauthorized access to any IT Asset. The Company has implemented reasonable backup and disaster recovery technology processes consistent with industry practices.
     Section 5.21. Properties. (a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets. All such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.
     (b) Section 5.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of its Subsidiaries (each, an “Owned

Real Property”) and leased by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $500,000 or more (each, a “Leased Real Property”).
     (c) With respect to each Leased Real Property neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property, except where failure to have such possession would not reasonably be expected to have a Company Material Adverse Effect.
     Section 5.22. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Employee Plan listed on Section 5.16(a) of the Company Disclosure Schedule) with any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     Section 5.23. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company and its directors) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.
     Section 5.24. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

     Section 5.25. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company, dated as of the date hereof, to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock is fair from a financial point of view to such holders, a copy of which opinion will be delivered to Parent for informational purposes only.
     Section 5.26. Antitakeover Statutes; Company Rights Agreement. (a) The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of Delaware Law, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby.
     (b) The Company has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement), (B) none of a “Shares Acquisition Date”, a “Distribution Date”, or a “Section 11(a)(ii) Trigger Date” (each as defined in the Company Rights Agreement) shall occur, and (C) the Company Rights will not separate from the shares of Company Common Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Tender and Support Agreement or the transactions contemplated hereby and thereby.
ARTICLE 6
Representations and Warranties of Parent
     Parent represents and warrants to the Company that:
     Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.
     Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
     Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.
     Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.
     Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the consummation of the Offer.
     (b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.
     Section 6.06. Company Securities. Neither Parent nor any of its Subsidiaries owns any Company Securities, except by virtue of the Tender and Support Agreement.
     Section 6.07. Litigation. There is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.
     Section 6.08. Financing. Parent has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable Merger Subsidiary to purchase all of the Company Shares outstanding pursuant to the Offer.
ARTICLE 7
Covenants of the Company
     The Company agrees that:

     Section 7.01. Conduct of the Company. Except for matters expressly contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact its assets, material Intellectual Property Rights and business organization, (ii) maintain in effect all of its material Governmental Authorizations, (iii) keep available the services of its present officers and employees, and (iv) maintain satisfactory relationships with its customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters (A) expressly contemplated by this Agreement, including the matters set forth under Section 7.03, (B) set forth on Section 7.01 of the Company Disclosure Schedule, or (C) required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:
     (a) amend the Company Certificate of Incorporation, Company Bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);
     (b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries (except for shares of Company Common Stock issued in accordance with clauses (A) and (B) of Section 7.01(c)(i)), (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, other than repurchases of Company Restricted Shares to the extent required to be repurchased pursuant to the terms of the relevant Company Restricted Share award as of the date hereof, or (v) take any action that would result in any amendment, modification or change of any term of, or material default under, any Indebtedness of the Company or any of its Subsidiaries;
     (c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of the Company Restricted Share Units, in each case, that are outstanding on the date of this Agreement, and only if and to the extent required by and in accordance with the applicable equity award’s terms as in effect on the date of this Agreement, (B) grants of Company Stock Options to newly hired employees in the ordinary course of business consistent with past practice, with a per share exercise price no less than the then-current market price of a share of Company Common Stock, so long as the aggregate number of shares of Company Common Stock subject to such additional Company Stock Options does not exceed 50,000 per month, (C) grants of Company Stock Options, Company Restricted Shares or Company Restricted Share Units in the ordinary course of business, with a per share exercise price no less than the then-current market price of a share of Company Common Stock (with respect to Company Stock Options), pursuant to offer letters dated as of or prior to the date hereof outstanding as of the date hereof and in the amounts specified therein and as set forth in Section 7.01(c)(i)(C) of the Company Disclosure Schedule, (D) shares issued pursuant to the ESPP in accordance with its terms as of the date hereof and past practices, or (E) the issuance of Company Rights in connection with any issuance of Company Common Stock contemplated in clauses (A)-(D) above, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
     (d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
     (e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the capital expenditure budget for the Company and its Subsidiaries that is attached to Section 7.01(e) of the Company Disclosure Schedule (the “Capex Budget”);
     (f) acquire (i) any business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other assets other than assets acquired in the ordinary course of business consistent with past practice;
     (g) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material assets or properties except (i) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (ii) Permitted Liens incurred in the ordinary course of business consistent with past practice, (iii) any license or disposition of Company IP in the ordinary course of business, and (iv) pursuant to existing Contracts made available to Parent prior to the date hereof;
     (h) (i) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or other benefits, except (A) increases in connection with promotions of non-executive officer employees in the ordinary course of business consistent with past practices, (B) annual merit increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed 2% of the aggregate current annualized base salaries of all non-executive officer employees of the Company and its Subsidiaries, (C) increases required under Applicable Law or existing Company Employee Plans listed on Section 5.16(a) of the Company Disclosure Schedule, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law or existing Company Employee Plans listed on Section 5.16(a) of the Company Disclosure Schedule, (iii) establish, adopt, or enter into any Employee Plan (other than offer letters for “at will” employment without severance benefits) or collective bargaining or works council agreement, or amend (except as would not reasonably be expected to materially increase any benefit payable thereunder or any administrative expense thereof, or as required under the terms of any collective bargaining or works council agreement as of the date hereof) any Company Employee Plan or International Plan or collective bargaining agreement, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or International Plan, or (v) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;
     (i) (i) except as required by GAAP (as authorized to by the Company’s independent auditor), write-down any of its material assets, including any Company IP, or (ii) make any material change in any method of accounting principles, method or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act (as authorized to by the Company’s independent auditor);
     (j) (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any of its wholly-owned Subsidiaries;
     (k) enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $500,000 or an aggregate value in excess of $1,500,000, other than (i) entering into software license agreements where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practices, (ii) service or maintenance contracts entered into in the ordinary course of business consistent with past practices pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) termination of leases in connection with restructuring or otherwise that do not have a material adverse impact on the business of the Company or any of its Subsidiaries, (iv) non-exclusive distribution, marketing, reselling or consulting agreements entered into in the ordinary course of business consistent with past practices that provide for distribution of a Company Software Product by a third party, or (v) non-exclusive OEM agreements entered into in the ordinary course of business consistent with past practices that are terminable without penalty within twelve months;
     (l) agree to any exclusivity, non-competition or similar provision or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Offer or the Closing Date; or
     (m) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or take any action as part of, or in connection with, any restructuring for Tax purposes (including, without limitation, any material transfer of Company IP or other assets of the Company or any of its Subsidiaries to or among Affiliates outside of the ordinary course of business), except for such transfers made after 45 days after the date hereof after consultation in good faith with Parent;
     (n) institute, settle, or agree to settle any material Proceeding pending or threatened before any arbitrator, court or other Governmental Authority; or
     (o) authorize, resolve, commit or agree to take any of the foregoing actions.
     Section 7.02. Stockholder Meeting; Proxy Material; Short Form Merger. (a) If the Stockholder Approval is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253(a) of Delaware Law, then, in accordance with Applicable Law, the Company Certificate of Incorporation and the Company Bylaws, the Company shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the consummation of the Offer, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting by no more than five Business Days and the Company shall use its reasonable best efforts during such five-Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by Applicable Law, the Company Certificate of Incorporation or the Company Bylaws. Subject to Section 7.03(b), the Company Board shall recommend unanimously that the stockholders of the Company grant the Stockholder Approval and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting.
     (b) If the Stockholder Approval is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253(a) of Delaware Law, then, in accordance with Applicable Law, the Company Certificate of Incorporation and the Company Bylaws, as promptly as practicable after the consummation of the Offer, the Company and Parent shall prepare jointly and the Company shall file with the SEC the Proxy Statement and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, as promptly as practicable circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 7.03(b), the Proxy Statement shall contain the unanimous recommendation of the Company Board to the stockholders of the Company to grant the Stockholder Approval. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after the receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.
     (c) Notwithstanding any provision of this Agreement to the contrary, if Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Company Shares pursuant to the Offer, through exercise of the 90% Top-Up Option or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition without a meeting of stockholders of the Company, in accordance with Section 253(a) of Delaware Law.

     Section 7.03. No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary and Affiliate, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 7.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, or (C) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal. Subject to Section 7.03(b), neither the Company Board nor any committee thereof shall fail to make, withdraw or modify in a manner adverse to Parent or Merger Subsidiary the Board Recommendation, or recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares within 10 Business Days after the commencement of such offer, or take any action or make any public statement inconsistent with the Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries at any time after September 30, 2006, to return or destroy (and confirm destruction of) all such information.
     (b) Notwithstanding the foregoing, prior to the acceptance for payment of Company Shares under the Offer (in the case of clauses (i) through (iii) below), the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that, subject to the

Company’s compliance with this Section 7.03, has made (and not withdrawn) a bona fide Acquisition Proposal in writing that the Company Board reasonably believes, after considering the advice of its outside legal counsel and of a financial advisor of nationally recognized reputation, constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in the Confidential Disclosure Agreement dated as of January 2, 2007 between the Company and Parent (the “Confidentiality Agreement”) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.03 (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of such Superior Proposal, make an Adverse Recommendation Change and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii), only if the Company Board determines in good faith by a majority vote, after considering the advice of outside legal counsel to the Company, that it is necessary or appropriate to take such action to comply with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the 1934 Act with regard to an Acquisition Proposal; provided that nothing in this sentence shall be deemed to excuse any failure otherwise to comply with the requirements of this Section 7.03(b).
     (c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company or any of its Subsidiaries (or any of their respective Representatives) of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is seeking to make, or has made after the date hereof, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed, as promptly as practicable, of the status and details of any such Acquisition Proposal. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the

Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.
     Section 7.04. Access to Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement, and subject to the Confidentiality Agreement, upon reasonable advance notice, the Company shall (i) give to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, officers and employees of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, (B) such disclosure would, based on the advice of outside counsel, violate any agreement to which the Company or any of its Subsidiaries is a party, or (C) such disclosure would, based on the advice of outside counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any request for access or information pursuant to this Section 7.04 shall be directed to any of the persons listed on Section 7.04 of the Company Disclosure Schedule and any investigation pursuant to this Section 7.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.
     Section 7.05. Notice of Certain Events. (a) In connection with the continuing operation of the business of the Company and its Subsidiaries prior to the Effective Time, subject to Applicable Law, the Company shall use good faith efforts to consult on a reasonably regular basis with Parent with respect to significant (individually or in the aggregate) operational developments, the general status of relationships with customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent.
     (b) Each of the Company and Parent shall promptly notify the other if it obtains knowledge of any of the following:
     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (iii) any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.12, 5.13, 5.15 or 5.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;
     (iv) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in paragraph (c) of Annex I not to be satisfied; and
     (v) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in paragraph (d) of Annex I not to be satisfied.
     Section 7.06. Company Rights Agreement. The Company Board shall take all further actions (in addition to those referred to in Section 5.26(b)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Tender and Support Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger.
     Section 7.07. Termination of 401(k) Plan. Unless otherwise directed in writing by Parent at least five Business Days prior to the initial scheduled expiration of the Offer, the Company Board will authorize the termination of any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and its Subsidiaries have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. Except as set forth on Section 7.07 of the Company Disclosure Schedule, the Company shall use its commercially reasonable efforts (which shall not involve the payment of any amounts in connection therewith) to take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination.

     Section 7.08. FIRPTA Certificate. The Company shall deliver to Parent (a) a certification dated not more than 30 days prior to the date of the consummation of the Offer and (b) to the extent necessary in light of the certification delivered pursuant to clause (a), an additional certification dated not more than 30 days prior to the Effective Time, in each case signed by the Company and to the effect that the Company Shares are not “United States real property interests” within the meaning of Section 897 of the Code.
     Section 7.09. Product Remediation. Prior to the scheduled expiration of the Offer (as it may be extended hereunder), the Company shall use commercially reasonable efforts to cooperate with Parent and its Representatives with respect to their investigation of the Company Software Products and to take any actions reasonably requested by Parent with respect to the remediation of any Company Software Products; provided that, notwithstanding anything in this Agreement to the contrary, no failure to have satisfied this Section 7.09 prior to the scheduled expiration of the Offer (as it may be extended hereunder) shall be deemed to constitute a failure of the condition of the Offer set forth in paragraph (d) of Annex I to be satisfied; provided further that, notwithstanding anything in this Agreement to the contrary, no information arising out of or relating to the matters set forth in this Section 7.09 shall be deemed to constitute a failure of the condition of the Offer set forth in paragraph (c) of Annex I to be satisfied.
     Section 7.10. Company Compensation Arrangements. Prior to the scheduled expiration of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee) will take all such steps as may be required to cause each Company Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof with any of its officers, directors or employees or any member of the Compensation Committee pursuant to which consideration is paid to such officer, director, employee or member to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the 1934 Act. Prior to the scheduled expiration of the Offer (as it may be extended hereunder), neither the Company Board nor the Compensation Committee shall withdraw, nor permit the withdrawal of, the Company Compensation Approvals.
ARTICLE 8
Covenants of Parent
     Parent agrees that:
     Section 8.01. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Parent hereby guarantees the payment by Merger Subsidiary of any amounts payable by Merger Subsidiary pursuant to the Offer or otherwise pursuant to this Agreement.
     Section 8.02. Voting of Shares. Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.
     Section 8.03. Director and Officer Liability. (a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in the Company Certificate of Incorporation or Company Bylaws (or comparable organizational documents as in effect on the date of this Agreement, copies of which have been made available to Parent prior to the date hereof) and any indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date hereof (copies of which have been made available to Parent prior to the date hereof) (the “Indemnification Agreements”) shall be assumed by Parent and the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. Without limiting the generality or effect of the foregoing, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless the Indemnified Persons to the fullest extent permitted (whether by Delaware Law, by any Applicable Laws, under the Company Certificate of Incorporation or Company Bylaws or in any Indemnification Agreement), (ii) fulfill and honor in all respect the obligations of the Company and its Subsidiaries to the Indemnified Persons pursuant to (A) any Indemnification Agreement, and (C) indemnification, expense advancement and exculpation provisions set forth in the Company Certificate of Incorporation and Company Bylaws or other charter or organizational documents of the Company or any of its Subsidiaries (copies of which have been made available to Parent prior to the date hereof).
     (b) Prior to the Effective time, the Company shall, or, at the written request of the Company no later than five Business Days prior to the Effective Time, Parent shall, purchase a director and officer “tail” policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy for six years after the Effective Time on terms with respect to coverage and amount at least as, and not materially more, favorable than those of such policy in effect on the date hereof, and with an aggregate premium not to exceed 200% of the amount per annum the Company paid in respect of its last annual policy period, which amount is set forth in Section 8.03(b) of the Company Disclosure Schedule; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto, or if the Company requests Parent to purchase such tail policy pursuant to this Section, Parent shall give the Company a reasonable opportunity to participate in the selection of such tail policy and Parent shall give reasonable and good faith consideration to any comments made by the Company with respect thereto.
     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.
     (d) The rights of each Indemnified Person under this Section 8.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 8.03 shall not be terminated or modified in such manner as to adversely affect any Indemnified Person to whom this Section 8.03 applies, without the consent of such Indemnified Person.
ARTICLE 9
Covenants of Parent and the Company
     The parties hereto agree that:
     Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10

Business Days of the date hereof, and (B) make an appropriate filing pursuant to any applicable Foreign Competition Law with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Foreign Competition Law and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any applicable Foreign Competition Law as soon as practicable.
     (c) Each of Parent and the Company shall (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party in advance and, to the extent permitted by such Governmental Authority and consistent with the reasonably determined confidentiality obligations of each party, gives each other party the opportunity to attend and participate in such meeting, provided that if the Governmental Authority does not permit such participation by the other parties, or if all parties agree that such joint participation would not be advisable, each party shall allow outside counsel for the other parties to attend and participate to the extent permitted by the Governmental Authority, and (iii) furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.
     (d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental

Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, (iv) seeking to require divestiture by Parent or any of its Affiliates of any Company Shares or any business or assets of the Company or its Subsidiaries or Parent or its Subsidiaries, or (v) which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.
     Section 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 9.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.

     Section 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE 10
Conditions to the Merger
     Section 10.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:
     (a) if required by Delaware Law, the Stockholder Approval shall have been obtained;
     (b) no Applicable Law or Order shall prohibit the consummation of the Merger; and
     (c) Merger Subsidiary (or Parent on Merger Subsidiary’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn, provided, however, that this Section 10.01(c) shall not be a condition to the obligation of Parent or Merger Subsidiary to consummate the Merger if the failure to satisfy such condition shall arise from Parent’s or Merger Subsidiary’s breach of any provision of this Agreement.
ARTICLE 11
Termination
     Section 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) by mutual written agreement of the Company and Parent;
     (b) by either the Company or Parent, if:
     (i) the Offer has not been consummated or the Stockholder Approval has not been obtained on or before September 1, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by the End Date; or
     (ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes acceptance for payment of, and payment for, the Company Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited, or (B) enjoins Merger Subsidiary from accepting for payment of, and paying for, the Company Shares pursuant to the Offer or the Company or Parent from consummating the Merger;
     (c) by Parent, if:
     (i) an Adverse Recommendation Change shall have occurred;
     (ii) the Company shall have entered into, or publicly announced its intention to enter into, a binding definitive agreement (other than a confidentiality agreement contemplated by Section 7.03(b)) relating to any Acquisition Proposal; or
     (iii) the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 7.03; or
     (d) by the Company, if prior to the acceptance for payment of the Company Shares under the Offer, the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 12.04 in accordance with the terms, and at the times, specified therein; and provided further that in the case of any termination by the Company, (A) the Company notifies Parent, in writing and at least three Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching the final version of such proposed definitive agreement, and (B) Parent does not make, within two Business Days of receipt of such written notification, an offer, attaching the final version of proposed definitive agreement, that is determined by the Company Board in good faith after considering the advice of its outside counsel and of a financial advisor of nationally recognized reputation to be at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such two Business Day period; or
     The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to each other party hereto.

     Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that if such termination shall result from the willful and material (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure. The provisions of this Section 11.02 and Sections 12.04, 12.06(b), 12.07, 12.08 and 12.09 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 11.01.
ARTICLE 12
Miscellaneous
     Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: Daniel Cooperman
Facsimile No.: (650) 633-1813
     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2112
     if to the Company, to:
Hyperion Solutions Corporation
5450 Great America Parkway
Santa Clara, CA 95054
Attention: General Counsel
Facsimile No.: (408) 588-8530

     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Gregory C. Smith
Facsimile No.: (650) 470-4570
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 12.03. Amendments and Waivers. (a) Except as set forth in Section 2.03(c) and Section 8.03(d), any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under Delaware Law unless the required approval is obtained.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 12.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company and Parent shall share equally all filing fees payable pursuant to the HSR Act or any Foreign Competition Law.
     (b) If this Agreement is terminated pursuant to Section 11.01(c)(i), Section 11.01(c)(ii) or Section 11.01(d) then the Company shall pay to Parent (by wire transfer of immediately available funds), simultaneously with the occurrence of such termination, a fee in an amount equal to $99,000,000.

     (c) If this Agreement is terminated pursuant to Section 11.01(b)(i) or Section 11.01(c)(iii) and (i) prior to the acceptance for payment of Company Shares under the Offer, an Acquisition Proposal shall have been made and not withdrawn, and (ii) within 12 months following the date of such termination the Company shall have (A) consummated an Acquisition Proposal, or (B) entered into a definitive agreement with respect to an Acquisition Proposal which shall have been consummated within 24 months following the date of such termination, then the Company shall pay to Parent (by wire transfer of immediately available funds), within one Business Day or the consummation of such transaction, a fee in an amount equal to $99,000,000. For purposes of this Section 12.04, each reference to 15% or 85%, respectively, in the definition of “Acquisition Proposal” shall be deemed to be 50%.
     (d) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 12.04, when due, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.
     Section 12.05. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) are reasonably apparent.
     Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.
     Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.
     Section 12.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
     Section 12.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 12.11. Entire Agreement. This Agreement, together with the Tender and Support Agreement and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.
     Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORACLE CORPORATION
By:	/s/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	Senior Vice President General Counsel and Secretary

HOTROD ACQUISITION CORPORATION
By:	/s/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	President and Chief Executive Officer

HYPERION SOLUTIONS CORPORATION
By:	/s/ Godfrey R. Sullivan
	Name:	Godfrey R. Sullivan
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE MERGER AGREEMENT]

ANNEX I
     Notwithstanding any other provision of the Offer, but subject to compliance with Section 2.01(a) of the Agreement, Merger Subsidiary (i) shall not be required to accept for payment or pay for any tendered Company Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Company Shares, and (iii) may terminate or amend the Offer as to Company Shares not then paid for, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.01(a) of the Agreement): (A) the Minimum Condition shall not have been satisfied; (B) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act or any Foreign Competition Law shall not have expired or been terminated, or any affirmative approval of a Governmental Authority required under any Foreign Competition Law shall not have been obtained; or (C) any of the following conditions exists:
     (a) there shall be instituted or pending any Proceeding by any Governmental Authority, (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Company Shares by Parent or Merger Subsidiary or the consummation of the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates on all matters properly presented to the Company’s shareholders, (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Company Shares, or (v) which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer; or
     (b) there shall have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act or any Foreign Competition Law or any requirement for affirmative approval of a Governmental

Authority under any Foreign Competition Law, that, in the good faith judgment of Parent is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or
     (c) (i) any of the representations and warranties of the Company contained in Section 5.05(a) and Section 5.05(c) shall not be true in all but de minimis respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in but de minimis respects as of such specified date), (ii) any of the representations and warranties of the Company contained in Sections 2.02(a)(i), 5.02, 5.04(i) and 5.26, disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), or (iii) any of the other representations and warranties of the Company contained in this Agreement, disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true in all respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all respects as of such specified date); provided that the condition set forth in this paragraph (c)(iii) shall be deemed to have been satisfied unless the individual or aggregate impact of the failure to be true of the representations and warranties of the Company contained in this Agreement would reasonably be expected to have a Company Material Adverse Effect; provided further that in determining whether a Company Material Adverse Effect would result, any inaccuracies in the representations and warranties set forth in Sections 5.04(iii) and 5.04(iv) that would cause an adverse effect otherwise excluded by clause (A) of the definition of Company Material Adverse Effect shall be taken into account; or
     (d) the Company shall have breached or failed to perform in any material respect any of its obligations under the Agreement and such breach or failure to perform shall not have been cured to the good faith satisfaction of Parent; or
     (e) any change or development shall have occurred following the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or
     (f) (i) an Adverse Recommendation Change shall have occurred and not been withdrawn, or (ii) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 7.03(b) of the Agreement) relating to any Acquisition Proposal and

A-2

such announcement shall not have been withdrawn and such letter, memorandum of understanding or Contract shall remain in effect; or
     (g) it shall have been publicly disclosed that any Third Party shall have acquired beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Company Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the Company Shares), other than acquisitions for bona fide arbitrage purposes only; or
     (h) the Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Subsidiary, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Subsidiary. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
     The capitalized terms that are used in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger (the “Agreement”), dated as of February 28, 2007, by and among Oracle Corporation, a Delaware corporation (“Parent”), Hotrod Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”) and Hyperion Solutions Corporation, a Delaware corporation (the “Company”).

A-3